Exhibit 10.2

CONSULTING AGREEMENT

THIS AGREEMENT is made effective as of April 1, 2015 by and between Energy Recovery Inc. a Delaware corporation having its principal place of business located in San Leandro California 94577 (“Company”) and Thomas S. Rooney, Jr., an individual residing in California (“Consultant”).

RECITALS

A.     Consultant desires to provide an advisory role to Company, and Company desires to have such services performed by Consultant;

B.     Consultant’s specific services are not currently part of Company’s core business and therefore Company needs to contract independently for Consultant’s specific skill set; and

C.     Company does not retain the authority to direct the day-to-day performance of Consultant’s services, but rather is requesting certain tasks to be accomplished by Consultant based upon Consultant’s specific skill set and expertise.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

1.	SERVICES, CONSIDERATION AND TERM

(a)     Services: Consultant shall perform for Company services described in Exhibit A attached hereto and incorporated herein by reference (“Services”) and other such Services as Company may prescribe.

(b)     Consideration: Irrespective of whether the Company has requested any Services for any given month, it shall pay Consultant Eight Thousand Dollars ($8,000) a month plus reimbursement of the Consultant’s portion of the premium for benefit coverage continuation under COBRA as provided under the Company’s group health plan in effect for the Consultant immediately prior to the date of his employment termination with the Company for the period commencing on the first day of the Term and ending on the earliest of the last date of the Term, the date the Consultant is no longer eligible to receive COBRA continuation coverage and the date on which the Consultant first becomes eligible for benefits of the same type under a plan or plans provided by a subsequent employer. In addition, during the Term, Consultant shall continue to be eligible to vest in any stock options granted to the Consultant under the Company’s Amended and Restated 2008 Equity Incentive Plan that were unexpired and outstanding as of the last date of his employment with the Company (the “Outstanding Options), and all Outstanding Options shall continue to be exercisable through the 90-day period following the last day of the Term.

(c)     Term: This Agreement shall become effective as of the date first set forth above and shall remain in full force and effect for eighteen (18) months thereafter until October 1, 2016, or until the Agreement is terminated in accordance with Paragraph 7.

2.	CONFLICTING OBLIGATIONS

Consultant confirms that Consultant has not executed nor is bound by, or party to, any non-compete covenant, restriction, or other agreement, contractual or otherwise, with any prior or current employer, supplier, customer or firm with which the Consultant has been associated and which would prevent Consultant from working with Company in the capacity as stated herein, or otherwise impede or restrict the fulfillment of the terms of this Agreement with Company.

3.	INDEPENDENT CONSULTANT

(a)     Independent Consultant Status: It is the express intention of the parties that Consultant is an independent consultant and not an employee, agent, representative, joint venturer or partner of the Company. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Company and Consultant or any employee or agent of Consultant. The parties acknowledge that Consultant is not an employee for state or federal tax purposes. Consultant is obligated to report as income all income received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon including applicable federal, state and local income taxes, unemployment insurance, workers’ compensation insurance, disability insurance, Social Security taxes and other charges. Consultant further agrees to indemnify Company and hold Company harmless from any and all claims made by any entity on account of an alleged failure by Consultant or Company to satisfy such withholding or other obligation. Consultant shall not hold himself out to Company employees or third parties as a Company employee or agent.

(b)     Consultation for Others: Nothing in this Agreement shall preclude Consultant from exploring or accepting other employment or consulting opportunities during the term of this Agreement provided that such engagement does not create a conflict of interest with Consultant’s obligations to Company. Specifically, none of Consultant’s services during the term of this Agreement for any other entity and/or person shall compete with or compromise in any way the Company’s “Confidential Information” as defined in Paragraph 4(a) below. Further, Consultant must at all times comply with Paragraph 4 below.

(c)     Time, Places and Methods of Providing Services: As long as Consultant delivers acceptable services to Company in a timely fashion, Consultant shall generally have the discretion to determine the location and times of rendering services as well as the method of accomplishing Consultant’s Services.

(d)     Records and Invoices: Consultant shall keep complete and systematic written records of all work relating to the performance of Services by Consultant hereunder and shall submit monthly invoices to Company’s accounts payable for all Services rendered.

(e)     Equipment, Instruments, Documentation and Specifications: Consultant shall supply all equipment, instruments, documentation and specifications required to perform Services under this Agreement, except when such equipment, instruments, documentation and specifications are unique to Company, in which case Company shall provide Consultant with such equipment, instruments, documentation and specifications as may reasonably be required by Consultant for performance by Consultant of duties set forth herein. Such equipment, instruments, documentation and specifications shall at all times remain the property of Company.

CONSULTING AGREEMENT

4.	CONFIDENTIAL INFORMATION

(a)     Definition: “Confidential Information” means any of the Company’s (including its parents’, affiliates’ or subsidiaries’) proprietary information, technical data, trade secrets or know-how, including but not limited to all actual or potential customer, employee, supplier, and distributor lists, contacts and addresses, information about employees and employee relations, training manuals and procedures, information about recruitment method and procedures, employment contracts, employee handbooks, information about marketing, business plans and projections, price lists, information about costs and expenses, budgets, proposals, financial information, product plans, products, services, research, developments, systems, formulas, technology, inventions, data bases, know how, developments, experiments, improvements, prototypes, computer programs, software, devices, patterns, processes, designs, source codes, mask-works, drawings, engineering, hardware configuration information, manufacturing methods, distribution techniques, specifications, tapes, and compilations of information that are owned by Company, parents, affiliates or subsidiaries of Company, other parties with which Company does business (“Third Parties”) or customers of Company, and that are used in the operation of Company’s, Third Parties’ and/or a customer’s business. Confidential Information includes, but is not limited to, information disclosed to or developed by Consultant in connection with the Services. Confidential Information shall not include information that: (i) is now or subsequently becomes generally available to the public through no wrongful act or omission of Consultant; (ii) Consultant can demonstrate to have had rightfully in its possession prior to disclosure to Consultant by Company; (iii) is independently developed by Consultant without use, directly or indirectly, of any Confidential Information; or (iv) Consultant rightfully obtains from a third party who has the right to transfer or disclose it.

(b)     Non-Use and Non-Disclosure: Except to the extent necessary to perform Services, Consultant shall not reproduce, use, distribute, disclose or otherwise disseminate Confidential Information. Consultant shall not take any action causing, or fail to take any reasonable action necessary to prevent, any Confidential Information to lose its character as Confidential Information. Consultant shall not remove Confidential Information from Company or the location(s) designated by Company except as expressly permitted by Company in writing.

Consultant agrees that access to Confidential Information will be limited to those authorized representatives of Consultant who: (1) need to know such Confidential Information in connection with their provision of Services; and (2) have signed agreements with Consultant obligating them to maintain the confidentiality of information disclosed to them and designated or defined as confidential. Consultant further agrees to inform authorized representatives of the confidential nature of Confidential Information and agrees to take all necessary steps to ensure that the terms of this Agreement are not violated by them.

Additionally, Consultant agrees not to use any Developments, as defined in Paragraph 5(b), in connection with any project that Consultant undertakes for Consultant or for any party other than Company without the prior express written approval of Company in each instance.

CONSULTING AGREEMENT

(c)     Former Employer’s Confidential Information: Consultant shall not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant in confidence, if any, and Consultant will not bring onto the premises of Company any unpublished document or proprietary information belonging to such employer, person or entity, unless consented to in writing by such employer, person or entity. Consultant will indemnify Company and hold Company harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting in whole or in part from Company’s use of the work product of Consultant under this Agreement.

(d)     No Export: Consultant acknowledges that Confidential Information or other information disclosed in connection with the Services might be considered technical data that is subject to compliance with the export control laws and regulations of the United States, and hereby agrees to comply with such laws.

(e)     Return of Company Property and Information: Upon termination of this Agreement or upon request by Company, Consultant shall promptly deliver to Company any and all Company property and Confidential Information in Consultant’s, or Consultant’s agent’s possession, custody or control. Consultant agrees to sign and deliver the Termination Certification attached hereto as Exhibit B.

5.	INTELLECTUAL PROPERTY RIGHTS

(a)     Assignment: Consultant has attached hereto, as Exhibit C, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets that were made by Consultant prior to the date hereof, that belong to Consultant and that relate to Company’s proposed business and products, and that are not assigned to Company; or, if such list is not attached or is left blank, Consultant represents that there are no such inventions.

All Confidential Information shall remain the property of Company and no license or other right to such information is granted or implied hereby. The Services and all Confidential Information developed in connection therewith shall be the sole and exclusive property of Company. In the event such Services or Confidential Information developed in connection therewith is deemed not to be the property of Company, Consultant hereby assigns all rights thereto to Company and hereby agrees to sign all instruments reasonably necessary in the opinion of Company to eliminate any ambiguity as to ownership by Company.

(b)     Further Assurances: Consultant agrees that all ideas, techniques, inventions, systems, formulae, business and/or marketing plans, projections or analyses, discoveries, technical information, programs, prototypes, and similar developments, improvements or creations developed, conceived, created, discovered, made, written or obtained by Consultant in the course of or as the result, direct or indirect, of the performance of Consultant’s duties hereunder (hereinafter called “Developments”), and all related intellectual property rights, including but not limited to writings and other works of authorship, United States and/or foreign letters, patents, maskworks, copyright or trademark registrations and/or other forms of protection thereof, shall be and remain the property of Company, its parents, affiliates or subsidiaries. Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to Company all such Developments and any copyrights, patents, maskwork rights or other intellectual property rights relating thereto. Consultant, insofar as Consultant has the right to do so, agrees that Consultant will execute or cause to be executed such United States and/or foreign letters, patents, maskworks, copyright or trademark registrations and other documents and agreements and take such other action as may be desirable in the opinion of Company to enable intellectual property, copyright and/or other forms of protection for Developments to be obtained, maintained, renewed, preserved and protected throughout the world by or on behalf of Company.

CONSULTING AGREEMENT

(c)     Pre-Existing Materials: Consultant agrees that if in the course of performing the Services, Consultant incorporates into any invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant shall inform Company, in writing, before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any invention; and (ii) Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such invention. Consultant shall not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any invention without Company’s prior written permission.

6.     NON-SOLICITATION

Consultant agrees that during the term of this Consulting Agreement, he shall not compete or solicit directly or indirectly customers of the Company on his own behalf or on behalf of any other company, person or entity without the written approval of the Company. Said approval shall not unreasonably be withheld so long as Consultant is contacting ssaid customers about Consultant’s own employment opportunities, provided that that these customers are not competitors and that Consultant abides by all of Consultant’s confidentiality obligations to the Company.

For a period of two (2) years after the termination of this Agreement, in any State in the United States in which Company does business, or equivalent geographical subdivision in any foreign jurisdiction in which Company does business, Consultant will not directly or indirectly solicit or induce employees or agents of Company to terminate their employment with or services for Company.

7.     TERMINATION

(a)     Termination By Consultant Upon Notice: Consultant may terminate this Agreement by mutual agreement upon five (5) calendar days’ written notice to Company. Upon such Consultant Notice, termination all rights and duties of the parties toward each other shall cease except as to Consultant’s maintenance of Confidential Information and except that Company shall be obliged to pay, within thirty (30) days of the effective date of termination, for all satisfactory Services completed by Consultant through the date of notice of termination. If work in progress, Company shall be liable for only the pro-rata portion of the completed work and for incurred pre-approved expenses, if any.

(b)     Termination By Company Upon Notice: Company may terminate this Agreement immediately for Cause. As used in this Agreement, “Cause” means:

(i)	Any act by Consultant which would constitute a crime or violation of the Company’s Code of Ethics;

CONSULTING AGREEMENT

(ii)

Consultant’s failure to carry out the duties and responsibilities in the manner prescribed by the Board or Consultant’s taking action on behalf of the Company in excess of that authority granted to him by the Board;

(iii)	Consultant’s dishonesty toward or fraud upon the Company;

(iv)	Consultant's violation of non-compete or non-solicitation obligations to the Company as set forth herein; or

(v)	Consultant's violation of confidentiality obligations to the Company or its past, current or potential customers or investors or misappropriation of Company assets.

(c)     Method of Notice: Any notice or other communication to be given by Company to Consultant hereunder shall be in writing and shall be deemed received when personally delivered or mailed by certified or registered mail with return receipt requested, and shall be addressed to Consultant at Consultant’s address last provided to the Company or to such other address as may have been furnished in writing. Any notice or other communication to be given by Consultant to the Company hereunder shall be in writing and mailed by certified or registered mail with return receipt requested, and shall be addressed to Company at its principal corporate offices, attention CEO.

(d)     Automatic Termination: This Agreement shall terminate automatically on the occurrence of bankruptcy or insolvency of either party, by death of Consultant or by assignment of this Agreement except as provided under Paragraph 8(e).

(e)     Continuation of Obligations: Consultant agrees that all obligations under Paragraph 4 of this Agreement shall continue in effect after termination of the Agreement and those provisions of Paragraph 6 as specified in this Agreement. Consultant will notify any future customers, potential customers or employers of Consultant’s obligations under this Agreement and that Company will be entitled to notify any such person or entity of Consultant’s obligations.

8.     MISCELLANEOUS

(a)     Injunctive Relief: Consultant acknowledges that any unauthorized disclosure or use of Confidential Information would constitute a material breach of this Agreement and may cause great or irreparable injury to Company for which pecuniary compensation would not afford adequate relief, or that it would be extremely difficult to ascertain the amount of the compensation that would afford adequate relief. Therefore, in the event of such breach, Consultant agrees that Company will have the right to seek and obtain injunctive relief in addition to any other rights and remedies it may have.

(b)     Governing Law and Venue: This Agreement shall be deemed to be a contract made under, and shall be governed and construed in accordance with, the laws of the State of California. The federal courts or state courts of the State of California, County of Alameda, shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement, and the parties hereto consent to the jurisdiction of said courts and waive any objection to said venue.

(c)     Entire Agreement: This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter herein. Any and all written or oral agreements heretofore existing between the parties hereto with respect to the subject matter hereof are expressly canceled. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by an authorized officer or agent for each party hereto.

CONSULTING AGREEMENT

(d)     Severability: The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, all of which shall remain enforceable in accordance with their terms. Should any of the obligations created hereunder be found illegal and unenforceable for being too broad with respect to the duration, scope, or subject matter thereof, such obligation shall be deemed and construed to be reduced to the maximum duration, scope or subject matter permitted by law.

(e)     Assignability: Neither party shall assign, transfer or sell its rights under this Agreement or delegate its duties hereunder without the prior express written consent of the other party, and any attempted assignment or delegation shall be void and without effect; provided, however, that Company may assign this Agreement to any person or entity acquiring its business and assets.

(f)     Attorneys’ Fees and Court Costs: If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which it may otherwise be entitled.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

____________________________________ Thomas S. Rooney, Jr.
Address: ____________________________________ _____________________________________ Taxpayer ID Number: __________________
Accepted and Agreed to: ENERGY RECOVERY INC.
By: ________________________________ Hans Peter Michelet Chairman of the Board of Directors

CONSULTING AGREEMENT

EXHIBIT A

●	Services. The Services provided by Consultant to Company shall include, but shall not be limited to, the following:

●	complete access and full cooperation with any internal investigation:

●

complete access and full cooperation with Company’s response in any legal proceedings including but not limited to Borja Blanco, Tal Hanuka and other cases or proceedings in which Consultant has material information and knowledge

●

complete access and full cooperation with the Company's auditors, preparation and signing of Company’s form 10-K or other reporting obligations for which Consultant has material information and knowledge.

●

Consultant shall not hold himself out as an employee or an agent for the Company, participate in calls or meetings with employees, current or potential customers, current or potential investors, press or others unless expressly authorized to do so in writing by the CEO.

CONSULTING AGREEMENT

EXHIBIT B

CERTIFICATION OF RETURN OF COMPANY PROPERTY AND INFORMATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, software, data, notes, reports, proposals, lists, and sources of customers, lists of employees, proposals to customers, drafts of proposals, business plans and projections, reports, job notes, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Energy Recovery, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all terms of the Company’s confidential and proprietary information provisions in the Consulting Agreement signed by me, including the reporting of any inventions and original works of authorship conceived or made by me (solely or jointly with others) covered by that Agreement.

I further agree that, in compliance with the Consulting Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its customers, consultants or licensees.

Date:
Thomas S. Rooney, Jr.

Signature

CONSULTING AGREEMENT

EXHIBIT C

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

TITLE	DATE	IDENTIFYING NUMBER OR BRIEF DESCRIPTION

 CONSULTING AGREEMENT